Exhibit 99.1

                                         NEWS RELEASE
SYSCO Corporation                        ------------
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390
                                                    FOR MORE INFORMATION
                                         CONTACT:   Toni R. Spigelmyer
                                                    Assistant Vice President,
                                                    Investor and Media Relations

                 SYSCO Anticipates Strong Third Quarter Results

     Houston, April 5, 2001 - SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketer and distributor, today announced that continued sales and earnings momentum is expected to boost earnings per share above initial analysts' expectations for the company's fiscal third quarter that ended March 31, 2001.

     "We continue to see sound earnings leverage throughout our company and now expect earnings for the third quarter to be at the higher end of the $0.18 to $0.20 range, compared to $0.15 per share earned in the same period last year," commented Charles H. Cotros, SYSCO's chairman and chief executive officer. "Increases in sales to our marketing associate-served customers, a strong sales performance with our multi-unit customers and solid sales of SYSCO Brand products continue to favorably impact our performance. The benefits from our past investments in our information technology efforts, including the SYSCO Uniform System, were also a key factor in our performance during the third quarter.

     "Historically, sales for the third fiscal quarter are weather impacted," continued Mr. Cotros, "and while that effect was absent last year, we saw a return to the normal weather patterns in the northeast and midwest this year. Despite the severe weather experienced in those areas, many of our operations continued to show strong volume in the third quarter, and we expect top-line sales growth in the 13 percent range as compared to the same quarter last year. This comes despite a very tough comparison against last year's unseasonably warm third fiscal quarter, which was one of our strongest ever and also resulted in strong performances throughout the foodservice industry. During that period SYSCO recorded 41 percent earnings per share growth, a 13 percent increase in sales and real sales growth of 10 percent."

     "Contribution to sales growth from our recent acquisitions, including our specialty meat, produce and hotel supply companies, is expected to be approximately 5 percent for the third quarter. Inflation has risen to a little above 2.5 percent, with resulting real growth expected to be in the five to six percent range," continued Mr. Cotros. "We continue to believe that eating meals prepared away from home is no longer just a luxury, but has become embedded in the lifestyles of consumers today, and we are positioned to continue helping our customers succeed in meeting that demand."

     A complete third quarter earnings release is scheduled for Wednesday, April 18, 2001.

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of $19.3 billion for the fiscal year ended July 1, 2000, the company provides food and related products and services to approximately 356,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. The SYSCO distribution network extends throughout the entire continental United States, Alaska, the District of Columbia, Hawaii and portions of Canada.

Forward-Looking Statements

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding sales momentum, earnings growth, industry growth, the away-from-home eating habits of the American public, and the continuing impact of sales to marketing associate-served customers, multi-unit customers and SYSCO Brand sales. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. The risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions; SYSCO's leverage and debt risks; the successful completion and integration of acquisitions; the possibility that the company's information systems will not operate as anticipated and therefore not provide the company with the expected competitive edge, the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; internal factors such as the ability to control expenses and other risk factors detailed in SYSCO's Form 10-K for the fiscal year ended July 1, 2000 filed with the Securities and Exchange Commission.

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